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                                                             EXHIBIT (C)(8)

                                                             CONFORMED COPY
                                                             --------------



                               TRANSFER AGREEMENT



          TRANSFER AGREEMENT (this "Agreement"), dated as of May 16, 1999, by
                                    ---------
and between Global Crossing Ltd., a company organized under the laws of Bermuda ("Global"), and each of the parties listed on the signature page hereto
  ------
(individually, a "Shareholder" and collectively, the "Shareholders"); and
                  -----------                         ------------

          WHEREAS, Global, the Shareholders and each of the other parties listed on the signature page thereto are parties to that certain Tender and Voting Agreement dated as of the date hereof (the "Tender and Voting Agreement";
                                            ---------------------------
capitalized terms used and not otherwise defined herein having the meaning set forth in the Tender and Voting Agreement);

          NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereby agree as follows:

          SECTION 1. TRANSFER OF SUBJECT SHARES--FRONTIER MERGER. From the date hereof until the earlier of the termination of the Frontier Merger Agreement and the consummation of the Frontier Merger, each Shareholder shall not transfer record ownership or beneficial ownership, or both, of any Subject Shares (other than pursuant to the Offer); provided, that each Shareholder shall be permitted to transfer ownership of Subject Shares if consented to by Global (such consent not to be unreasonably withheld). For the purposes of this Agreement, the term "transfer" means a sale, an assignment, a grant, a transfer, a pledge, the creation of a lien or other disposition of any Subject Shares or any interest of any nature in any Subject Shares, including, without limitation, the "beneficial ownership" of such Subject Shares (as determined pursuant to Regulation 13D-G under the Exchange Act).

          SECTION 2. REPRESENTATIONS AND WARRANTIES OF SHAREHOLDERS. Each Shareholder severally represents and warrants to Global as follows:

          (a) EXISTENCE AND POWER. Each Shareholder that is a corporation (1) is a corporation duly incorporated, validly existing and in good standing under the laws of the State of its incorporation and (2) has all requisite corporate power and authority to execute and deliver this Agreement.

          (b) AUTHORIZATION; CONTRAVENTION. The execution and delivery by each Shareholder of this Agreement and the performance by it of its obligation under this Agreement have, (1) in the case of each Shareholder that is a corporation, been duly authorized by all necessary corporate action and (2) do not and will not conflict with or result in a violation pursuant to, (A) in the case of each Shareholder that is a corporation, any provision of its certificate of incorporation or bylaws, or similar organizational
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     document, or (B) any loan or credit agreement, note, mortgage, bond, indenture, lease, benefit plan or other agreement, obligation, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to such Shareholder, the Subject Shares or any of such Shareholder's other properties or assets.

          (c) BINDING EFFECT. This Agreement constitutes a valid and binding obligation of such Shareholder, enforceable against such Shareholder, in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws relating to or affecting creditors' rights generally, by general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law), or by an implied covenant of good faith and fair dealing.

          (d) OWNERSHIP. As of the date hereof, each Shareholder is the record owner or beneficial owner of the Subject Shares listed beside its name in Exhibit A, free and clear of liens except with respect to pledges or other liens that such Shareholder would be entitled to effect or create as of the date of this Agreement pursuant to the second sentence of Section 2 of the Frontier Voting Agreement and in accordance with the terms thereof and hereof. As of the date of this Agreement, each Shareholder does not own beneficially or of record any equity securities of Global other than the Subject Shares.

          (e) LITIGATION. There is no action, suit, investigation, complaint or other proceeding pending against any Shareholder or, to the knowledge of any Shareholder, threatened against any Shareholder or any other Person that restricts in any material respect or prohibits (or, if successful, would restrict or prohibit) the exercise by any party or beneficiary of its rights under this Agreement or the performance by any party of its obligations under this Agreement.

          SECTION 3.  MISCELLANEOUS PROVISIONS.

          (a) NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed duly given (1) on the date of delivery if delivered personally, or by telecopy or telefacsimile, upon confirmation of receipt, (2) on the first business day following the date of dispatch if delivered by a recognized next-day courier service, or (3) on the tenth business day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be given to Global at its address stated in Section 11.2 of the Merger Agreement and all notices to the Shareholders shall be given at its address in the records of Global or, in each case, at any other address as the party may specify for this purpose by notice to the other parties.

          (b)  NO WAIVERS; REMEDIES; SPECIFIC PERFORMANCE.

          (1) No failure or delay by Global in exercising any right, power or privilege under this Agreement shall operate as a waiver of the right, power or
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     privilege. A single or partial exercise of any right, power or privilege shall not preclude any other further exercise of the right, power or privilege or the exercise of any other right, power or privilege. The rights and remedies provided in this Agreement shall be cumulative and not exclusive of any rights or remedies provided by law.

          (2) In view of the uniqueness of the agreements contained in this Agreement and the transactions contemplated hereby and thereby and the fact that Global would not have an adequate remedy at law for money damages in the event that any obligation under this Agreement is not performed in accordance with its terms, each of the Shareholders therefore agrees that Global shall be entitled to specific enforcement of the terms of this Agreement in addition to any other remedy to which Global may be entitled, at law or in equity.

          (c) AMENDMENTS, ETC. No amendment, modification, termination, or waiver of any provision of this Agreement, and no consent to any departure by any of the Shareholders or Global from any provision of this Agreement, shall be effective unless it shall be in writing and signed and delivered by all the Shareholders and Global, and then it shall be effective only in the specific instance and for the specific purpose for which it is given.

          (d)  SUCCESSORS AND ASSIGNS; THIRD PARTY BENEFICIARIES.

          (1) No party shall assign any of its rights or delegate any of its obligations under this Agreement. Any assignment or delegation in contravention of this Section 4(d) shall be void AB INITIO and shall not relieve the assigning or delegating party of any obligation under this Agreement.

          (2) The provisions of this Agreement shall be binding upon and inure solely to the benefit of the parties hereto, the express beneficiaries thereof (to the extent provided therein) and their respective permitted heirs, executors, legal representatives, successors and assigns, and no other person.

          (e) GOVERNING LAW. This Agreement and all rights, remedies, liabilities, powers and duties of the parties hereto and thereto, shall be governed in accordance with the laws of the State of New York.

          (f) SEVERABILITY OF PROVISION. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.
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          (g)  ENTIRE AGREEMENT.  This Agreement embodies the entire agreement and understanding of the Shareholders and Global, and supersedes all prior agreements or understandings, with respect to the subject matters of this Agreement.

          (h) SURVIVAL. Except as otherwise specifically provided in this Agreement, each representation, warranty or covenant of a party contained in this Agreement shall remain in full force and effect, notwithstanding any investigation or notice to the contrary or any waiver by any other party or beneficiary of a related condition precedent to the performance by the other party or beneficiary of an obligation under this Agreement.

          (i) SUBMISSION TO JURISDICTION; WAIVERS. Each Shareholder and Global irrevocably agrees that any legal action or proceeding with respect to any voting document or for recognition and enforcement of any judgment in respect hereto or thereof brought by the other party hereto or its successors or assigns may be brought and determined in the courts of the State of New York, and each Shareholder and Global hereby irrevocably submit with regard to any such action or proceeding for itself and in respect to its property, generally and unconditionally, to the non-exclusive jurisdiction of the aforesaid courts.
Each Shareholder and Global hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to serve process in accordance with this Section 4(i),
(b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (c) to the fullest extent permitted by applicable law, that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper and (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

          (j) TERMINATION. Unless terminated by mutual agreement of the parties, this Agreement shall automatically terminate at such time as all of the obligations of the Shareholders pursuant to Sections 1 shall have terminated in accordance with thier terms.

          (k) COUNTERPARTS. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if all signatures were on the same instrument.




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     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.



                         GLOBAL CROSSING LTD.


                             /s/ Thomas J. Casey
                         By:_______________________________________
                            Title: Vice Chairman



                         CIBC WOOD GUNDY CAPITAL (SFC) INC.


                             /s/ Jay R. Levine
                         By:_______________________________________
                            Title: Agent



                         CIBC WG ARGOSY MERCHANT FUND 3, L.P.


                              /s/ Jay R. Levine
                         By:_______________________________________
                            Title: Agent



                         CO-INVESTMENT MERCHANT FUND, LLC


                             /s/ Jay R. Levine
                         By:_______________________________________
                            Title: Agent



                         GLOBAL CROSSING LTD., LDC


                             /s/ Jay R. Levine
                         By:_______________________________________
                            Title: Agent

                                      EXHIBIT A





CIBC WG Argosy Merchant Fund 3, LP    17,223,628
CIBC Wood Gundy Capital (SFC) Inc.     1,340,000
Co-Investment Merchant Fund, LLC       9,568,684
Global Crossing Ltd., LDC             68,894,488
                                      ----------
Total CIBC                            97,026,800